UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

August 22, 2007

CEC ENTERTAINMENT, INC.

(Exact name of registrant as specified in charter)

Kansas	0-15782	48-0905805
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4441 West Airport Freeway

Irving, Texas 75062

(Address of principal executive offices

and zip code)

(972) 258-8507

(Registrant’s telephone

number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 22, 2007, CEC Entertainment, Inc., as guarantor (“CEC”), and its wholly-owned subsidiary CEC Entertainment Concepts, L.P. (“Concepts”), as borrower (CEC and Concepts are collectively referred to as the “Company”) increased its $200 million Revolving Credit Facility by $100 million in accordance with the terms of the Amended and Restated Credit Agreement dated July 18, 2005, as amended (the “Credit Agreement”), entered into with Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, SunTrust Bank, as documentation agent, and the lenders party thereto. Other than the increase in borrowing capacity to $300 million, the terms of the Credit Agreement remain unchanged. Interest under the Credit Agreement line of credit is dependent on earnings and debt levels of the Company and ranges from prime or, at the Company’s option, LIBOR plus 0.50% to 1.25%. Currently, any borrowings under this Credit Agreement line of credit would be at the prime rate or LIBOR plus 0.75%. Borrowings under the Credit Agreement are unsecured but the Company has agreed to not pledge any of its existing assets to secure future indebtedness. The Company intends to use the credit facility for working capital, capital expenditures, internal growth initiatives, permitted share repurchases and general corporate purposes. This summary is qualified in its entirety by reference to the Credit Agreement filed on Form 8-K dated July 18, 2005 and the First Amendment to the Amended and Restated Credit Agreement dated January 2, 2006 a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1, and both of which are incorporated herein by reference in their entirety. Capitalized terms which are nor defined in this Current Report on Form 8-K shall have the meanings assigned to such terms in the Credit Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	First Amendment to the Amended and Restated Credit Agreement dated January 2, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEC ENTERTAINMENT, INC.

Date: August 23, 2007	By:	/s/ Christopher D. Morris
Christopher D. Morris
Executive Vice President
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	First Amendment to the Amended and Restated Credit Agreement dated January 2, 2006